Exhibit 99.3

ATLANTA, GA - April 30, 2025 (NEWMEDIAWIRE) - The Cannaisseur Group, Inc. (OTC Pink: TCRG) (“TCRG” or the “Company”) today announced the formation of a Transition Team to oversee the Company’s transformation pursuant to the previously announced Letter of Intent (“LOI”) to acquire $35 million in agricultural technology and sensor-based security and networking assets. The formation of the Transition Team marks another important step toward executing a definitive agreement and completing the contemplated change of control.

The Transition Team will play a key role in integrating incoming assets, establishing operational infrastructure, supporting the leadership transition, and launching an investor relations campaign designed to increase visibility as the Company initiates revenue-producing operations.

The initial members of the Transition Team include:

●	Floretta Gogo, CEO of The Cannaisseur Group, who brings extensive experience in corporate leadership, operational management, and public company governance. Ms. Gogo has overseen TCRG’s repositioning efforts and will continue to facilitate the Company’s strategic transition during the integration period.

●	Bruce Shreiner, CEO / CFO of Sense Technologies and Sense Natural Products, who is also a CPA with a 40 plus years of experience in business development, financial structure, investment analyses, and federal tax planning in income taxes for individuals, corporations, partnerships, estates, and trusts.

●	Scott Harmolin, Mr. Harmolin is a serial entrepreneur who founded and built ICON CMT, a successful full-service Internet platform that was acquired by QWEST, $186M. He also founded several other tech and media entities. He currently is the CEO of Superedibles founded in 2008.

●	Alan Hirsch, has an extensive 35-year experience as an Investment and Merchant Banker, Specialty Finance Lender and Investor funding in excess of $750M in transactions in the Private and Public Capital Markets. He is also a Serial Entrepreneur.

Official Notice of Shareholder Meeting

In connection with the anticipated change of control, the Company will hold a special shareholder meeting on Tuesday, May 13, 2025 at 1:30 p.m. ET. Shareholders will be asked to vote on matters critical to the closing of the transaction. The Company will distribute detailed meeting instructions and a webcast link in the coming days.

As previously announced, TCRG entered into a Letter of Intent on April 4, 2025 to acquire $35 million in AgTech and Sensor Technology assets. This transaction is expected to transition TCRG from its current operational platform to a fully asset-backed, revenue-generating business model spanning two dynamic industries: sustainable agriculture technology and advanced vehicular and industrial sensor solutions.

The definitive agreement remains subject to customary conditions, including due diligence, regulatory approvals, and shareholder approval.

“We are making strong progress toward completing this transformational transaction,” said Floretta Gogo, CEO of TCRG. “The Transition Team will ensure that we maintain momentum as we move toward definitive agreements, asset integration, and the launch of new operations. We look forward to updating shareholders as we continue to deliver on our commitment to creating long-term value.”

About The Cannaisseur Group, Inc.

The Cannaisseur Group, Inc. (OTC Pink: TCRG) is a publicly traded company currently undergoing a strategic transformation. Upon completion of the pending transaction, the Company intends to operate as a diversified platform focused on agricultural innovation and sensor-based security and vehicular solutions.

Forward-Looking Statements

This press release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. These statements reflect the Company’s current expectations regarding future operations, the pending transaction, shareholder value creation, and strategic initiatives. Forward-looking statements involve risks and uncertainties that may cause actual results to differ materially from those projected. The Company assumes no obligation to update forward-looking statements except as required by law.

Contact Information:

Jordan Balencic, Investor Relations
Email: jordan@thecannaisseurgroup.com
Website: thecannaisseurgroup.com